Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Nick Hengst
+1.414.906.7356
nicholas.hengst@manpowergroup.com

ManpowerGroup Reports 1st Quarter 2022 Results

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Good revenue growth and record levels of permanent recruitment activity, resulting in 4% revenue increase (10% constant currency (CC)) and gross profit margin of 17.4%
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Strong performance of higher margin brands during the quarter with Experis recording 31% revenue growth (15% organic CC) and Talent Solutions 10% revenue growth (13% CC). Manpower delivered solid growth (-2% as reported; +5% organic CC).
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Improved profitability with expanded EBITA and operating profit margins during the quarter
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Significant growth in earnings per share year over year
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Company repurchased $60 million of common stock during the quarter; reduced incremental acquisition debt from $75 million to $50 million

MILWAUKEE, April 19, 2022 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $1.68 per diluted share for the three months ended March 31, 2022 compared to $1.11 per diluted share in the prior year period. Net earnings in the quarter were $91.6 million compared to $62.0 million a year earlier. Revenues for the first quarter were $5.1 billion, a 4% increase from the prior year period.

The current year quarter included integration costs from the U.S. Experis acquisition and the net loss related to the sale of our Russia business in January. These costs reduced earnings per share by $0.20 in the current quarter. Excluding these costs, earnings per share was $1.88 per diluted share in the quarter.

Financial results in the quarter were also impacted by the stronger U.S. dollar relative to foreign currencies compared to the prior year period, resulting in a 10 cent negative impact to earnings per share in the quarter compared to the prior year. On a constant currency basis, revenues increased 10% (6% organic constant currency) compared to the prior year period. Excluding the net impact of integration costs and the loss from our Russia disposition, on a constant currency basis net earnings per diluted share increased 64% during the quarter.

Jonas Prising, ManpowerGroup Chairman & CEO, said, “Our first quarter results demonstrate very good execution of our strategic initiatives to improve our business mix and strong demand for our higher margin offerings. Even with the tragic events unfolding in Ukraine we continue to see good growth opportunities overall for our staffing and workforce solutions services in Europe as well as globally.

I am very proud of how our ManpowerGroup teams are bringing our values to life, especially in Poland and neighboring European countries: providing immediate humanitarian support to refugees from Ukraine, acting swiftly to assess, reskill and match them to employment opportunities, and working closely with our clients to advise and redefine roles to help people find work and start new lives.

Overall, we made good progress during the first quarter and believe that our focus on profitable growth positions us well in 2022.

We anticipate diluted earnings per share in the second quarter will be between $2.31 and $2.39, which includes an estimated unfavorable currency impact of 19 cents. Our guidance excludes expected integration costs ranging from $4 million to $6 million.”

In conjunction with its first quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on April 19, 2022 at 7:30 a.m. central time (8:30 a.m. eastern time). Prepared remarks for the conference call are included within the Investor Relations section of our website at manpowergroup.com. Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/in the section titled “Investor Relations.”

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2022 ManpowerGroup was named one of the World's Most Ethical Companies for the 13th year - all confirming our position as the brand of choice for in-demand talent.

Forward-Looking Statements

This news release contains statements, including statements regarding economic and geopolitical uncertainty, financial outlook, and the Company’s strategic initiatives and brands that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors. These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2021, which information is incorporated herein by reference.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,143.3	$4,924.4	4.4%	9.8%
Cost of services	4,246.2	4,156.3	2.2%	7.6%
Gross profit	897.1	768.1	16.8%	22.2%
Selling and administrative expenses	758.4	669.7	13.2%	18.2%
Operating profit	138.7	98.4	40.9%	49.3%
Interest and other expenses, net	2.7	5.4	-50.8%
Earnings before income taxes	136.0	93.0	46.3%	54.7%
Provision for income taxes	44.4	31.0	43.2%
Net earnings	$91.6	$62.0	47.8%	56.3%
Net earnings per share - basic	$1.71	$1.12	52.7%
Net earnings per share - diluted	$1.68	$1.11	51.4%	60.4%
Weighted average shares - basic	53.6	55.1	-2.8%
Weighted average shares - diluted	54.4	55.7	-2.3%
(a)
Revenues from services include fees received from our franchise offices of $3.6 million for both the three months ended March 31, 2022 and 2021. These fees are primarily based on revenues generated by the franchise offices, which were $265.2 million and $249.1 million for the three months ended March 31, 2022 and 2021, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$889.4	$608.8	46.1%	46.1%
Other Americas	361.8	394.1	-8.2%	-5.9%
	1,251.2	1,002.9	24.8%	25.7%
Southern Europe:
France	1,192.4	1,188.9	0.3%	7.7%
Italy	445.0	402.8	10.5%	18.6%
Other Southern Europe	556.5	568.6	-2.1%	2.7%
	2,193.9	2,160.3	1.6%	8.4%
Northern Europe	1,094.5	1,133.8	-3.5%	2.0%
APME	618.2	627.4	-1.5%	6.0%
	5,157.8	4,924.4
Intercompany Eliminations	(14.5)	—
	5,143.3	4,924.4	4.4%	9.8%
Operating Unit Profit:
Americas:
United States	$58.3	$29.2	99.5%	99.5%
Other Americas	14.5	14.9	-2.3%	0.6%
	72.8	44.1	65.2%	66.2%
Southern Europe:
France	49.6	42.6	16.4%	25.1%
Italy	29.0	19.4	49.6%	60.7%
Other Southern Europe	16.6	11.4	45.7%	50.0%
	95.2	73.4	29.7%	38.4%
Northern Europe	3.3	4.8	-32.4%	-35.3%
APME	19.0	18.8	0.8%	10.1%
	190.3	141.1
Corporate expenses	(42.0)	(37.2)
Intangible asset amortization expense	(9.6)	(5.5)
Operating profit	138.7	98.4	40.9%	49.3%
Interest and other expenses, net (b)	(2.7)	(5.4)
Earnings before income taxes	$136.0	$93.0

(a) In the United States, revenues from services include fees received from our franchise offices of $2.9 million and $3.1 million for the three months ended March 31, 2022 and 2021, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $110.8 million and $117.5 million for the three months ended March 31, 2022 and 2021, respectively.

(b) The components of interest and other expenses, net were:

	2022	2021
Interest expense	$10.4	$10.2
Interest income	(2.8)	(3.1)
Foreign exchange loss	1.8	2.5
Miscellaneous income	(6.7)	(4.2)
	$2.7	$5.4

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$777.3	$847.8
Accounts receivable, net	5,440.0	5,448.2
Prepaid expenses and other assets	152.2	126.7
Total current assets	6,369.5	6,422.7
Other assets:
Goodwill	1,710.0	1,722.2
Intangible assets, net	573.0	583.6
Operating lease right-of-use asset	351.5	373.4
Other assets	603.7	610.2
Total other assets	3,238.2	3,289.4
Property and equipment:
Land, buildings, leasehold improvements and equipment	591.1	594.9
Less: accumulated depreciation and amortization	477.7	478.1
Net property and equipment	113.4	116.8
Total assets	$9,721.1	$9,828.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,153.2	$3,039.2
Employee compensation payable	228.9	299.4
Accrued liabilities	589.6	584.7
Accrued payroll taxes and insurance	733.2	789.1
Value added taxes payable	479.7	515.5
Short-term borrowings and current maturities of long-term debt	512.6	552.6
Total current liabilities	5,697.2	5,780.5
Other liabilities:
Long-term debt	551.3	565.7
Long-term operating lease liability	256.3	275.8
Other long-term liabilities	660.2	675.2
Total other liabilities	1,467.8	1,516.7
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,455.2	3,444.7
Retained earnings	3,726.2	3,634.6
Accumulated other comprehensive loss	(399.6)	(389.4)
Treasury stock, at cost	(4,237.5)	(4,169.4)
Total ManpowerGroup shareholders' equity	2,545.5	2,521.7
Noncontrolling interests	10.6	10.0
Total shareholders' equity	2,556.1	2,531.7
Total liabilities and shareholders' equity	$9,721.1	$9,828.9

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2022	2021
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$91.6	$62.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21.3	17.9
Non-cash loss on sale of a subsidiary	8.0	—
Deferred income taxes	2.4	(10.6)
Provision for doubtful accounts	2.8	5.2
Share-based compensation	10.6	7.5
Changes in operating assets and liabilities, excluding the impact of dispositions:
Accounts receivable	(96.9)	(94.5)
Other assets	(17.1)	(39.5)
Other liabilities	47.9	192.9
Cash provided by operating activities	70.6	140.9
Cash Flows from Investing Activities:
Capital expenditures	(19.4)	(12.7)
Acquisitions of businesses, net of cash acquired	—	(7.1)
Proceeds from the sale of subsidiaries and property and equipment	0.8	0.7
Cash used in investing activities	(18.6)	(19.1)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(3.7)	4.9
Repayments of revolving debt facility	(25.0)	—
Proceeds from long-term debt	0.7	0.1
Repayments of long-term debt	—	(2.2)
Payments of contingent consideration for acquisitions	—	(5.8)
Proceeds from share-based awards	0.3	1.7
Other share-based award transactions	(8.2)	(4.6)
Repurchases of common stock	(59.9)	(100.1)
Cash used in financing activities	(95.8)	(106.0)
Effect of exchange rate changes on cash	(26.7)	(60.2)
Change in cash and cash equivalents	(70.5)	(44.4)
Cash and cash equivalents, beginning of period	$847.8	$1,567.1
Cash and cash equivalents, end of period	$777.3	$1,522.7